FOR IMMEDIATE RELEASE

MIKE ENGMANN JOINS CIC BOARD

San Francisco-Based Pioneer Options Trader and Serial Entrepreneur
Joins CIC Board of Directors and is Named Co-Chairman

REDWOOD SHORES, CA, November 2, 2015 – Communication Intelligence Corporation ("CIC") (OTCQB: CICI), a leading supplier of electronic signature and other software solutions enabling secure and cost-effective management of document-based digital transactions, today announced that Mike Engmann was voted onto its Board of Directors and was named co-chairman, a role he now shares with Philip Sassower.

"Mike is a significant investor and long-time supporter of CIC and we are thrilled that he has accepted my invitation to join our board and to increase his involvement with the company," said Philip Sassower, co-chairman and CEO for CIC. "Mike brings a wealth of knowledge and expertise that I am confident will prove invaluable to CIC. We look forward to working together for the benefit of all CIC stakeholders."

Mr. Engmann is one of the pioneer market-makers in the Pacific Stock Exchange's options program, where he began working as a trader in 1976. Over approximately 40 years, Mr. Engmann has founded, expanded and sold a number of businesses, including: Engmann Options, Inc. (1978) a family office investment vehicle; Sage Clearing Corporation (1980) a then cutting-edge clearing operation sold to ABN Amro Inc. in 1988; Preferred Trade, Inc. (1982), a broker-dealer providing research and trade execution services sold to Fimat in May 2005; MDNH Trading, Inc. (1989), a broker-dealer that allows private parties to invest in market-making; and Revere Data LLC (2001), a global financial and market data company sold to Factset in 2013.

"Phil and I have been collaborating in the electronic signature and digital transaction management space through CIC for some time and I am looking forward to deeper involvement with the company," said Mike Engmann, co-chairman for CIC. "I believe that CIC has a well differentiated product, in a market that is rapidly expanding and with a sound strategy to deliver on the company's promise."

ABOUT CIC
CIC is a leading provider of digital transaction management (DTM) software enabling fully digital (paperless) business processes. CIC's solutions encompass a wide array of functionality and services, including electronic signatures, biometric authentication and simple-to-complex workflow management. These solutions are available across virtually all enterprise, desktop and mobile environments as a seamlessly integrated platform for both ad-hoc and fully automated transactions. CIC's platform can be deployed both on-premise and as a cloud-based service, with the ability to easily transition between deployment models. CIC is headquartered in Silicon Valley. For more information, please visit our website at www.cic.com. CIC's logo is a trademark of CIC.

FORWARD LOOKING STATEMENTS
Certain statements contained in this press release, including without limitation, statements containing the words "believes", "anticipates", "hopes", "intends", "expects", and other words of similar import, constitute "forward looking" statements within the meaning of the Private Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors, which may cause actual events to differ materially from expectations.  Such factors include the following (1) technological, engineering, quality control or other circumstances which could delay the sale or shipment of products containing the Company's technology; (2) economic, business, market and competitive conditions in the software industry and technological innovations which could affect customer purchases of the Company's solutions; (3) the Company's inability to protect its trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others or prevent others from infringing on the proprietary rights of the Company; and (4) general economic and business conditions and the availability of sufficient financing.

Contact Information:

CIC
Investor Relations and Media Inquiries:
Andrea Goren
+1.650.802.7723
agoren@cic.com